Exhibit 10.1

RETENTION BONUS AND SEPARATION AGREEMENT

This Retention Bonus and Separation Agreement (this “Agreement”), dated as of November 22, 2023, is entered into by and between JACOB BRUNSBERG (“Executive”) and SIGMA ADDITIVE SOLUTIONS, INC, a Nevada corporation (together with its subsidiaries and affiliated companies, the “Company”). Throughout this Agreement, Executive and the Company are sometimes referred to individually as a “party” and collectively as the “parties.”

Recitals

A. Executive is willing to resign as the President and Chief Executive Officer of the Company to facilitate the closing of the Company’s pending acquisition of NextTrip Holdings, Inc. (the “Acquisition”) pursuant to the Share Exchange Agreement dated as of October 12, 2023 between the Company, NextTrip Holdings, Inc., NextTrip LLC and the NextTrip Representative, as amended by that First Amendment dated November 19, 2023, and to forego certain rights and benefits under the Retention Bonus and Change in Control Agreement entered into on January 26, 2023 (the “CIC Agreement”) by Executive and the Company.

B. Executive and the Company wish to enter into an agreement to set forth certain rights and obligations of the parties in connection with Executive’s resignation in connection with the Acquisition or, in the event the Acquisition does not occur, the Company’s sale of assets (the “Asset Sale”) pursuant to the Asset Purchase Agreement dated as of October 6, 2023 between the Company and Divergent Technologies, Inc.

Agreements

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises contained below, it is agreed as follows:

1. Resignation. In conjunction with the closing of the Acquisition, Executive shall tender to the Board of Directors of the Company his written resignation as the President and Chief Executive Officer and an employee of the Company, effective as of closing of the Acquisition (the “Resignation Date”). Executive’s employment by the Company will terminate on the Resignation Date. For clarity, Executive shall continue to serve as a director of the Company following the Acquisition.

2. Resignation Consideration.

(a) Subject to Executive’s tender of his resignation as provided in Section 1, on the Resignation Date, to the extent it has not previously done so, the Company shall pay Executive all accrued and unpaid salary, paid time off, and any other amounts owed or would be owed in the ordinary course due him through the Resignation Date and shall reimburse Executive for unreimbursed business expenses incurred by Executive to the extent they are valid and reimbursable under the Company’s policies. In addition to the payment of such salary, paid time off, and reimbursement of expenses, subject to the terms and provisions of this Agreement, on the Resignation Date the Company shall pay Executive $204,511, which amount is equal to the “Retention Bonus” that would otherwise be payable to Executive under the CIC Agreement, prorated through December 31, 2023 (the “Prorated Retention Bonus”). Subject to the terms and provisions of this Agreement, on the Resignation Date the Company also shall pay Executive three months’ base salary, in the amount of $62,500, and award to Executive under the Sigma Additive Solutions, Inc. 2023 Equity Incentive Plan (the “2023 Plan”) 31,250 shares of “Restricted Stock” or “Restricted Stock Units” (as such terms are defined in the 2023 Plan) or “Stock Options” to purchase up to 31,250 shares of common stock of the Company, as determined by the Administrator of the 2023 Plan (in each case, the “Equity Award”), as severance (the “Severance”). Notwithstanding the foregoing, in the event that the 2023 Plan has not been adopted and implemented by the Company as of the Resignation Date, then the Equity Award shall be issued by the Company to Executive on such later date that the 2023 Plan or a similar equity incentive plan is adopted and implemented by the Company. The parties agree that the Prorated Retention Bonus and the Severance are in lieu of any and all other compensation and benefits payable to Executive under the CIC Agreement. The parties agree that the provisions of this Section 2(a) shall have no force or effect if the Acquisition does not occur for any reason; provided, however, that the Company shall nonetheless pay Executive the Prorated Retention Bonus in conjunction with the closing of the Asset Sale.

(b) The Company shall withhold payroll and withholding taxes from amounts paid or awarded under this Agreement to the extent such withholding is required. The Company and Executive shall enter into a mutually satisfactory Award Agreement with respect to the Equity Award which, among other things, shall provide that the Company shall withhold from the Equity Award a number of shares of common stock underlying the Equity Award with a fair value equal to the payroll and withholding taxes attributable to the Equity Award, or utilize a broker-assisted sale of a number of underlying shares of common stock, to satisfy such payroll and withholding taxes.

(c) As a condition to payment of the Severance, Executive shall execute and deliver to the Company a general release of all employment-related claims in form and content reasonably satisfactory to the Company.

3. No On-the-Job Injury. Executive represents and warrants that he has not experienced a job-related illness or injury during his service to the Company for which he has not already filed a claim, and that on or prior to the Resignation Date he shall disclose to the Company any pending or previously filed claim relating to an on-the-job injury or illness.

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4. Termination of the CIC Agreement. The parties hereby terminate the CIC Agreement as of the date of this Agreement in accordance with Section 4.10 thereof. Executive acknowledges and agrees that he shall have no further rights or benefits under the CIC Agreement.

5. Counterparts. This Agreement may be executed in counterparts, which taken together form one legal instrument. Multiple signature pages and signatures delivered via scanned-in PDF copy or facsimile will all constitute originals and together will constitute one and the same instrument.

6. Binding Agreement. This Agreement shall be binding upon the parties and their respective heirs, administrators, representatives, executors, successors, and assigns.

7. No Representations. Executive acknowledges that no promises or representations other than those set forth in this Agreement have been made to him to induce him to sign this Agreement, and that he only has relied on promises expressly stated herein.

8. Entire Agreement. This Agreement sets forth the entire understanding between Executive and the Company and supersedes any prior agreements or understandings, express or implied, pertaining to the subject matter hereof, including without limitation the CIC Agreement.

9. Amendment and Termination. This Agreement may be amended only pursuant to a writing executed by the Company and the Executive.

10. Provisions Subject to Applicable Law. All provisions of this Agreement shall be applicable only to the extent that they do not violate any applicable law and are intended to be limited to the extent necessary so that they will not render this Agreement invalid, illegal or unenforceable under any applicable law. If any provision of this Agreement or any application thereof shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of other provisions of this Agreement or of any other application of such provision shall in no way be affected thereby.

11. Governing Law. This Agreement shall be construed as a whole in accordance with its fair meaning and in accordance with the laws of the State of Nevada. The language of this Agreement shall not be construed for or against either party. The headings used herein are for reference only and shall not affect the construction of this Agreement.

12. Representation of the Executive; Interpretation of This Agreement. The Executive acknowledges that he has had an adequate opportunity to review this Agreement with the Executive’s counsel, if any, prior to executing this Agreement. The terms of this Agreement have been negotiated by the Company and the Executive, and the language used herein was chosen by the parties to express their mutual intent. This Agreement shall be construed without regard to any presumption or rule requiring construction against the party causing the instrument to be drafted. The Executive further acknowledges that (i) TroyGould PC has served as counsel to the Company only (and not to the Executive) in connection with this Agreement, and (ii) neither the Company nor its agents or representatives has made any representations to the Executive regarding the tax consequences to him of any payments pursuant to this Agreement.

13. Arbitration. Any dispute or controversy arising under this Agreement relating to its interpretation or the breach hereof, including the arbitrability of any such dispute or controversy (each, a “Disputed Matter”), shall be determined and settled by arbitration in Santa Fe, New Mexico pursuant to the Rules of the American Arbitration Association in effect at the time the Disputed Matter arises. Any award rendered herein shall be final and binding on each and all of the parties, and judgment may be entered thereon in any court of competent jurisdiction. Notwithstanding the foregoing, the parties shall be entitled to seek injunctive relief in any court of competent jurisdiction.

[Signature Page Follows]

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The parties have executed this Agreement, consisting of five pages, including this page, on the dates indicated below.

Dated: November 22, 2023	SIGMA ADDITIVE SOLUTIONS, INC.

	By:	/s/ MARK RUPORT
Mark Ruport, Chairman of the Board

Date: November 22, 2023		/s/ JACOB BRUNSBERG
JACOB BRUNSBERG

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